Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Weyerhaeuser Company:

We consent to the use of our reports dated February 19, 2013, with respect to the consolidated balance sheets of Weyerhaeuser Company and subsidiaries as of December 31, 2012 and December 31, 2011, and the related consolidated statements of operations, comprehensive income, cash flows, changes in equity for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington
April 30, 2013